Exhibit 23
CONSENT OF INDEPDENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Plan Administrator
Unisys Technical Services Savings Plan:
We consent to the incorporation by reference in the registration statement (No. 333-192040) on Form S-8 of Unisys Corporation of our report dated June 28, 2017, with respect to the statement of net assets available for benefits of the Unisys Technical Services Savings Plan as of December 31, 2016, and the related statement of changes of net assets available for benefits for the year then ended, which appears in the December 31, 2016 annual report on Form 11-K of the Unisys Technical Services Savings Plan.

/s/ KPMG LLP
Philadelphia, PA
June 28, 2017